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As filed with the Securities and Exchange Commission on December 21, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERMUNE, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3296648
(State of Incorporation)	(I.R.S. Employer Identification No.)

3280 Bayshore Boulevard
Brisbane, CA 94005
(415) 466-2200
(Address and telephone number of Registrant's principal executive offices)

W. SCOTT HARKONEN, M.D.
Chief Executive Officer and President
InterMune, Inc.
3280 Bayshore Boulevard
Brisbane, CA 94005
(415) 466-2200
(Name and telephone number of agent for service)

Copy to:
SUZANNE SAWOCHKA HOOPER, ESQ.
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306-2155
(650) 843-5000

   Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)

Common Stock, $.001 par value (2)	$150,000,000(3)	$35,850

(1)
Calculated pursuant to Rule 457(o) under the Securities Act.
(2)
There is being registered hereunder an indeterminate number of shares of common stock of the registrant as may be sold from time to time by the registrant.
(3)
In no event will the aggregate offering price of all securities issued from time to time pursuant to this registration statement exceed $150 million.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to completion, dated December 21, 2001

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

PROSPECTUS

$150,000,000

INTERMUNE, INC.

Common Stock

    From time to time, we may sell common stock.

    We will provide the specific terms of these securities in one or more supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

    Our common stock is traded on the Nasdaq National Market under the trading symbol "ITMN." The applicable prospectus supplement will contain information, where applicable, as to any other listing (if any) on The Nasdaq Stock Market's National Market or any securities exchange of the securities covered by the prospectus supplement.

    INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

    THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

    The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution." If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            , 200

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	i
INTERMUNE	ii
RISK FACTORS	1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	14
USE OF PROCEEDS	14
PLAN OF DISTRIBUTION	14
LEGAL MATTERS	16
EXPERTS	16
WHERE YOU CAN FIND MORE INFORMATION	16
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	16

    This prospectus is part of a registration statement we filed with the Securities and Exchange Commission ("SEC"). You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may sell common stock in one or more offerings up to a total dollar amount of $150,000,000. This prospectus provides you with a general description of our common stock. Each time we sell common stock, we will provide a prospectus supplement that will contain more specific information about the shares offered. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus, together with applicable prospectus supplements, includes all material information relating to this offering. Please carefully read both this prospectus and any prospectus supplement together with the additional information described below under "Where You Can Find More Information."

i

INTERMUNE

Overview

    We are developing and commercializing innovative products for the treatment of serious pulmonary and infectious diseases and cancer. We have three marketed products, growing product revenues and advanced-stage clinical programs addressing a range of diseases with attractive commercial markets. In the United States, we market our lead product, Actimmune, for the treatment of chronic granulomatous disease and severe, malignant osteopetrosis. We market Infergen in the United States and Canada for the treatment of chronic hepatitis C infections. We market Amphotec worldwide for the treatment of invasive aspergillosis. We believe that our most significant near-term opportunity is for Actimmune in the treatment of idiopathic pulmonary fibrosis, and we are currently conducting a Phase III pivotal clinical trial with Actimmune for the treatment of this disease. We are also currently conducting a Phase III clinical trial with oritavancin for the treatment of complicated skin and skin-structure infections and a Phase II clinical trial with oritavancin for bacteremia.

    We were incorporated in California in 1998 and reincorporated in Delaware in 2000. On April 26, 2001, we changed our name from InterMune Pharmaceuticals, Inc. to InterMune, Inc. Our principal executive offices are located at 3280 Bayshore Boulevard, Brisbane, CA 94005. Our telephone number is (415) 466-2200. Our website is http://www.intermune.com. We do not intend for the information found on our website to be incorporated into or be a part of this prospectus.

    InterMune, our logo and Amphotec are trademarks of InterMune, Inc. Other trademarks and tradenames appearing in this prospectus are the property of their holders.

ii

RISK FACTORS

    Except for the historical information contained in this prospectus or incorporated by reference, this prospectus (and the information incorporated in this prospectus by reference) contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the following section, as well as those discussed elsewhere in this prospectus, the prospectus supplement and in any other documents incorporated by reference.

    Investment in our common stock involves a high degree of risk. You should consider carefully the following discussion of risks as well as other information in this prospectus and the prospectus supplement before purchasing any of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

Risks Related to Our Business

We are an early stage company and may not succeed in our development efforts.

    We commenced operations in 1998 and have incurred significant losses to date, and our revenues have been limited primarily to sales of Actimmune. Although we are developing Actimmune for the treatment of idiopathic pulmonary fibrosis, multidrug-resistant tuberculosis, ovarian cancer, atypical mycobacterial infections, cryptococcal meningitis, cystic fibrosis, liver fibrosis and non-Hodgkin's lymphoma, Actimmune will not be marketed for any of these diseases before 2003, if at all. We recently licensed U.S. and Canadian rights to Infergen, and we do not believe that Infergen will provide significant revenue to us before 2004, if ever. Although Amphotec has received regulatory approvals for commercial sales for invasive aspergillosis, we do not believe that it will provide significant revenue to us before 2004, if ever.

Clinical development is a long, expensive and uncertain process, and delay or failure can occur at any stage of our clinical trials.

    We must provide the FDA and foreign regulatory authorities with clinical data that demonstrate the safety and efficacy of Actimmune or any of our other products for the treatment of additional diseases before Actimmune or any of our other products can be approved for commercial sale for these diseases. Clinical development is a long, expensive and uncertain process, and delay or failure can occur at any stage of our clinical trials. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials.

    We do not know whether our planned clinical trials will begin on time, or at all, or will be completed on schedule, or at all. If inconclusive results or statistically insignificant efficacy as determined through an interim analysis are experienced during a clinical trial, we may need to increase the number of patients in the trial. In particular, we have scheduled a sample size analysis of our Actimmune Phase III clinical trial for idiopathic pulmonary fibrosis in early 2002. We anticipate the analysis will include an assessment of whether the patient population in our clinical trial is large enough to provide statistically significant clinical results. The results of the analysis may require us to enroll additional patients in our trial, delaying its completion. The commencement or completion of our clinical trials may be delayed or halted for additional reasons, including the following:

  •
  a country's regulatory authority does not approve a clinical trial protocol;

  •
  patients do not enroll in clinical trials at the rate we expect;

  •
  patients experience adverse side effects;

  •
  patients die during a clinical trial for a variety of reasons, including because their disease is too advanced or because they experience medical problems that are not related to Actimmune;

  •
  third-party clinical investigators may not perform our clinical trials on our anticipated schedule or consistent with a clinical trial protocol, and other third-party organizations may not perform data collection and analysis in a timely or accurate manner; and

  •
  inconclusive or negative results are experienced during a clinical trial.

    Our development costs will increase if we have material delays in our clinical trials or if we need to perform more or larger clinical trials than planned. If the delays are significant, our financial results and the commercial prospects for our products will be harmed, and our prospects for profitability will be impaired.

If our clinical trials fail to demonstrate to the FDA and foreign regulatory authorities that any of our products is safe and effective for the treatment of additional diseases, the regulatory authorities will not permit us to market our products for those diseases.

    Our failure to adequately demonstrate the safety and effectiveness of any of our products for the treatment of additional diseases will prevent receipt of the FDA's and other regulatory authorities' approval and, ultimately, may prevent commercialization of any of our products for additional diseases.

    The FDA and foreign regulatory authorities have substantial discretion in deciding whether, based on its benefits and risks in a particular disease, any of our products should be granted approval for the treatment of a particular disease. Even if we believe that a clinical trial has demonstrated the safety and efficacy of any of our products for the treatment of a disease, the results may not be satisfactory to the FDA or other regulatory authorities. Preclinical and clinical data can be interpreted by the FDA and other regulators in different ways, which could delay, limit or prevent regulatory approval.

    If regulatory delays are significant, our financial results and the commercial prospects for any of our products will be harmed, and our prospects for profitability will be impaired.

If we are unable to contract with third parties to manufacture our products in sufficient quantities, on a timely basis or at an acceptable cost, we may be unable to meet demand for our products and may lose potential revenues.

    We do not have the resources, facilities or experience to manufacture any of our products ourselves. Completion of our clinical trials and commercialization of our products for new diseases requires access to, or development of, facilities to manufacture a sufficient supply of our products. The FDA must approve facilities that manufacture our products for commercial purposes. We depend on third parties for the manufacture of our products for preclinical and clinical purposes, and we rely on third parties with FDA-approved manufacturing facilities for the manufacture of our products for commercial purposes.

    Our manufacturing strategy for our products also presents the following risks:

  •
  Before we can obtain approval for a new disease for our products, we must demonstrate to the FDA's satisfaction that the drug used in the clinical trials is comparable to the commercial drug.

  •
  Delays in increasing manufacturing capacity to meet our needs for multiple clinical trials could delay clinical trials, regulatory submissions and commercialization of our products.

  •
  Manufacturers of our products are subject to ongoing periodic inspection by the FDA and other regulatory authorities for compliance with strictly enforced good manufacturing practices regulations and similar foreign standards, and we do not have control over our third-party manufacturers' compliance with these regulations and standards.

  •
  If we need to contract with other manufacturers, the FDA and foreign regulatory authorities must approve these manufacturers prior to our use or sale of their products. This would require new testing and compliance inspections. The new manufacturers would need to adopt existing manufacturing processes or develop comparable processes necessary for the production of our products.

  •
  If market demand for our products suddenly increases, our manufacturers might not be able to fulfill our commercial needs, which would require us to seek new manufacturing arrangements and may result in substantial delays in meeting market demand.

  •
  If market demand for our products is less than our purchase obligations to our manufacturers, we may incur substantial penalties.

  •
  Our supply arrangements with our manufacturers may be seriously interrupted.

  •
  We may not have intellectual property rights, or may have to share intellectual property rights, to any improvements in the manufacturing processes or new manufacturing processes for our products.

    Any of these factors could delay clinical trials or commercialization of our products for new diseases, interfere with current sales, entail higher costs and result in our being unable to effectively sell our products.

We may not be able to obtain, maintain and protect certain proprietary rights necessary for the development and commercialization of our products.

    Our commercial success will depend in part on obtaining and maintaining patent protection on our products and successfully defending these patents against third-party challenges. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. For example, the United States Supreme Court recently granted certiorari to review a lower court's ruling concerning the application of the doctrine of equivalents. Accordingly, we cannot predict the breadth of claims that may be allowed in other companies' patents. In addition, we could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties, or if we initiate these suits.

    The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

  •
  we were the first to make the inventions covered by each of our pending patent applications;

  •
  we were the first to file patent applications for these inventions;

  •
  others will not independently develop similar or alternative technologies or duplicate any of our technologies;

  •
  any of our pending patent applications will result in issued patents;

  •
  any patents issued to us or our collaborators will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties;

  •
  we will develop additional proprietary technologies that are patentable; or

  •
  the patents of others will not have an adverse effect on our business.

    Others have filed and in the future may file patent applications covering interferon gamma-1b and its uses and other products in our development program. If a third party were issued a patent that blocked our ability to commercialize our products for any of the other diseases that we are targeting, we would be prevented from commercializing our products for such disease unless we obtained a license from the patent holder.

    We are aware of a European patent and a U.S. patent application owned by Amgen relating to a form of interferon gamma that is produced during the manufacture of Actimmune and Imukin. The European patent is currently the subject of an opposition brought by Boehringer Ingelheim and Genentech before the European patent office. We believe that the issues in this opposition are similar to those in an opposition proceeding brought by Amgen against an interferon gamma-1b patent issued to Genentech, in which Genentech prevailed. However, if Boehringer Ingelheim and Genentech do not also prevail in this opposition, certain claims in this patent may enable Amgen to block Boehringer Ingelheim's ability to manufacture Actimmune and Imukin in Europe and, therefore, Boehringer Ingelheim's and our ability to commercialize Actimmune and Imukin, unless Genentech, Boehringer Ingelheim or we obtain a license from Amgen. We cannot predict whether Genentech, Boehringer Ingelheim or we would be able to obtain such a license from Amgen on commercially reasonable terms, if at all. If the Amgen patent was interpreted to cover the current manufacturing process for Actimmune and Imukin, and Genentech, Boehringer Ingelheim or we were not able to obtain such a license from Amgen on commercially reasonable terms, or at all, it would have a material adverse effect on our ability to commercialize Actimmune and Imukin. Although we do not know the specific claims of Amgen's U.S. patent application, the patent application has a specification similar to Amgen's European patent that is being opposed by Genentech and Boehringer Ingelheim. If the U.S. patent were to issue, we believe that it may enable Amgen to block our ability to commercialize Actimmune unless we obtain a license from Amgen. We cannot predict whether we would be able to obtain such a license from Amgen on commercially reasonable terms, if at all. If we were not able to obtain such a license from Amgen on commercially reasonable terms, or at all, it would have a material adverse effect on our ability to commercialize Actimmune in the United States.

    Any legal action against our collaborators or us claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require our collaborators or us to obtain a license to continue to manufacture or market the affected products and processes. We cannot predict whether we or our collaborators would prevail in any of these actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. We believe that there may be significant litigation in our industry regarding patent and other intellectual property rights.

    We license Actimmune from Genentech. If we breach our agreement with Genentech, Genentech could terminate the license, and we would have no further rights to utilize the patents or trade secrets covered by the agreement to develop and market Actimmune.

    We recently licensed U.S. and Canadian rights to Infergen from Amgen. After a patent related to the expression of Infergen expires in 2007, we will not be able to block others from marketing interferon alfacon-1, the active ingredient in Infergen. In addition, our competitors and their strategic partners have substantial and extensive patent rights in connection with the use of interferon alpha to treat a variety of diseases. Further, we believe that our competitors and their strategic partners may obtain additional patent rights in connection with filed patent applications for interferon alpha. We are uncertain of the extent to which the currently issued patents and any additional patents of our competitors that may issue will prevent us from marketing Infergen for the treatment of certain diseases. If because of these patents we are unable to market Infergen for a range of diseases, the commercial prospects for Infergen will be reduced, and our prospects for profitability may be impaired. In addition, our competitors and their strategic partners have substantial and extensive patent rights in connection with the use of pegylated interferon alpha to treat a variety of diseases. Although we have licensed from Amgen rights to Amgen's early stage pegylated Infergen product candidate, we may not have, and may not be able to license on commercially reasonable terms, if at all, sufficient rights to all the intellectual property necessary for us to commercialize a pegylated Infergen product.

    We are aware of a lawsuit involving Infergen filed in 1997 by Biogen against Amgen in the U.S. District Court for the District of Massachusetts. The suit alleges that the manufacture of Infergen infringes three Biogen U.S. patents relating to vectors for expressing cloned genes, methods of making vectors and expressing cloned genes, and host cells. Discovery in this case has been stayed pending a hearing on Amgen's Motion for Summary Judgment of Issue Preclusion and for the dismissal of the case. Amgen might not prevail in this litigation. If Amgen loses, it may have a material adverse effect on our ability to commercialize Infergen in the United States.

    We generally do not control the patent prosecution of technology that we license from others. Accordingly, we are unable to exercise the same degree of control over this intellectual property as we would exercise over technology that we own. For example, if Genentech fails to maintain the intellectual property licensed to us, we may lose our rights to develop and market Actimmune and may be forced to incur substantial additional costs to maintain or protect the intellectual property or to compel Genentech to do so.

    The combination of our products with other drugs may have a greater therapeutic effect in treating certain diseases than our products alone. In some cases, third parties hold patents either on the potential companion drugs or on combination therapies that include our products. We may not be able to negotiate licenses or other rights to potential companion drugs on reasonable terms, or at all. If we are not able to negotiate these licenses or other rights, the market for our products may be diminished.

    We rely on trade secrets to protect technology where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require employees, academic collaborators and consultants to enter into confidentiality agreements, which generally provide that proprietary information developed or inventions conceived during the relationship will be our exclusive property, we may not be able to adequately protect our trade secrets or other proprietary information.

    Our research collaborators and scientific advisors have some rights to publish our data and proprietary information in which we have rights. Such publications may impair our ability to obtain patent protection or protect our proprietary information.

Even if regulatory authorities approve our products for the treatment of the diseases we are targeting, our products may not be marketed or commercially successful.

    Our products are expensive drugs, and we anticipate that the annual cost for treatment under each of the diseases for which we are seeking approval will be significant. These costs will vary for different diseases based on the dosage and method of administration. Accordingly, we may decide not to market our products for an approved disease because we believe that they may not be commercially successful. Market acceptance of and demand for our products will depend largely on the following factors:

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  cost of treatment;

  •
  pricing of alternative products;

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  inability to obtain third-party coverage or reimbursement for a particular disease;

  •
  relative convenience and ease of administration; and

  •
  prevalence and severity of adverse side effects associated with treatment.

If third-party payors do not provide coverage or reimburse patients for our products, our revenues and prospects for profitability will suffer.

    Our ability to commercialize our products in additional diseases is highly dependent on the extent to which coverage and reimbursement for our products will be available from:

  •
  governmental payors, such as Medicare and Medicaid;

  •
  private health insurers, including managed care organizations; and

  •
  other third-party payors.

    Significant uncertainty exists as to the coverage and reimbursement status of pharmaceutical products. If governmental and other third-party payors do not provide adequate coverage and reimbursement levels for our products, the market acceptance of our products will be reduced, and our sales will suffer.

The pricing and profitability of our products may be subject to control by the government and other third-party payors.

    The continuing efforts of governmental and other third-party payors to contain or reduce the cost of healthcare through various means may adversely affect our ability to successfully commercialize products. For example, in some foreign markets, pricing and profitability of prescription pharmaceuticals are subject to governmental control. In the United States, we expect that there will continue to be federal and state proposals to implement similar governmental control. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that we would receive for Actimmune, Infergen, Amphotec, oritavancin or any other products we may develop in the future, which would reduce our revenues and potential profitability.

Even if our products are proven to be safe and effective for additional diseases, the actual maximum market opportunity associated with the treatment of these diseases may be much lower than our current estimates.

    Even if our products are approved for use in connection with one or more additional diseases, the actual maximum market opportunity for our products for each disease may be much less than our estimates. By way of example, it may be that:

  •
  only a subset of affected patients will respond to our products' therapy;

  •
  the actual dose for a particular condition may be different than currently anticipated;

  •
  the treatment regimen may be different in duration than currently anticipated, or treatment may be sporadic; or

  •
  we cannot sell any product at the price we expect.

    In addition to the uncertainty about the various maximum market opportunities, there is no assurance of what portion of these market opportunities we will realize.

Discoveries or developments of new technologies by established drug companies or others may make our products obsolete.

    Our commercial opportunities will be reduced or eliminated if our competitors develop and market products that are more effective, have fewer or less severe adverse side effects or are less expensive than our products for any of the diseases that we target. Even if we are successful in developing effective drugs, our products may not compete effectively with these products or other successful products. Researchers are continually learning more about diseases, which may lead to new technologies for treatment. Our competitors may succeed in developing and marketing products either that are more effective than those that we may develop, alone or with our collaborators, or that are marketed before any products we develop are marketed.

    Our competitors include fully integrated pharmaceutical companies and biotechnology companies that currently have drug and target discovery efforts, as well as universities and public and private research institutions. Many of the organizations competing with us have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory approvals and greater marketing capabilities than we do.

We rely on third parties to conduct clinical trials for our products, and those third parties may not perform satisfactorily.

    If third parties do not successfully carry out their contractual duties or meet expected deadlines, we will not be able to obtain regulatory approvals for our products and will not be able to successfully commercialize our products for new diseases. We do not have the ability to independently conduct clinical studies for our products, and we rely on third parties such as contract research organizations, medical institutions and clinical investigators to perform this function. If these third parties do not perform satisfactorily, our clinical trials may be extended or delayed. We may not be able to locate any necessary acceptable replacements or enter into favorable agreements with them, if at all.

There are significant regulatory, supply, intellectual property and competitive barriers to entry that may prevent us from successfully marketing or developing Infergen or a pegylated Infergen product for the chronic hepatitis C infections market.

    We plan to relaunch Infergen in the United States and Canada for the treatment of chronic hepatitis C infections. However, we believe that there are significant regulatory, supply, intellectual property and competitive barriers to Infergen's penetration of the chronic hepatitis C infections market:

    Regulatory.  We believe that market acceptance of and demand for Infergen for the treatment of chronic hepatitis C infections may depend upon our ability to use Infergen in combination therapy with ribavirin or other anti-viral drugs. Before we can market Infergen in combination therapy with ribavirin or any other anti-viral drug, we will need to obtain FDA approval. To seek and obtain such approval, we will need to supplement Infergen's current FDA approval with data that support combination use of Infergen and ribavirin or another anti-viral drug for increased effectiveness in treating chronic hepatitis C infections. We cannot be certain how long it would take us to submit such data and obtain such an approval from the FDA, if at all. Seeking FDA approval for Infergen combination therapy may, in certain circumstances, involve our complying with FDA patent certification and notice provisions relating to ribavirin that could result in deferral of up to 30 months or, in the case of judicial intervention, longer, of FDA approval pending the outcome of patent infringement litigation.

    Supply.  Even if we were to obtain regulatory approval for Infergen in combination therapy with ribavirin or another anti-viral drug, there may not be a source of commercial supply for ribavirin or another anti-viral drug. We are not aware of any U.S. or Canadian manufacturer of ribavirin that has regulatory approval, other than the company that sells ribavirin capsules exclusively to Schering, which is, along with Roche, one of our primary competitors in the chronic hepatitis C infections market. There can be no assurance that an independent source of commercial supply will become available after FDA exclusivity related to ribavirin capsules expires in June 2002, if at all.

    Intellectual Property.  Our competitors and their strategic partners have substantial and extensive patent rights in connection with combination therapy of interferon alpha and ribavirin for the treatment of chronic hepatitis C infections. For example, we are aware of two U.S. patents that relate to the use of interferon alpha and ribavirin to treat chronic hepatitis C infections. The terms of these patents expire in 2016 and 2017. We believe that these patents may prevent us from marketing Infergen in combination therapy with ribavirin for certain patients. If because of these patents we are unable to market Infergen with ribavirin or with another anti-viral drug, the commercial prospects for Infergen are likely to be reduced, and our prospects for profitability may be impaired. Further, we believe that our competitors and their strategic partners may obtain additional patent rights in connection with filed patent applications for combination therapy of interferon alpha and other anti-viral drugs for the treatment of chronic hepatitis C infections. If those patent applications were to issue, we may be unable to market Infergen with ribavirin or with another anti-viral drug, reducing the commercial prospects for Infergen, and our prospects for profitability may be reduced. In addition, our competitors and their strategic partners have substantial and extensive patent rights in connection with the use of pegylated interferon alpha for the treatment of chronic hepatitis C infections. Although we have licensed from Amgen rights to Amgen's early stage pegylated Infergen product candidate, we may not have, and may not be able to license on commercially reasonable terms, if at all, sufficient rights to all the intellectual property necessary for us to commercialize a pegylated Infergen product for the treatment of chronic hepatitis C infections.

    Competition.  Pegylated interferon alpha products have a significant advantage over non-pegylated products because they last longer in the body and therefore need to be administered less often to the patient. Because our competitors have advanced pegylation programs for their interferon alpha products, we may have difficulty marketing Infergen. Schering has commenced marketing its pegylated interferon alpha product, and we expect that Roche will commence marketing its pegylated interferon alpha product before the end of 2002. Since we do not expect to have a pegylated Infergen product ready to market until at least 2006, if at all, Infergen has a significant disadvantage with respect to the frequency of administration.

Although we recently relaunched Amphotec, this product may not be commercially successful.

    We have recently relaunched Amphotec. However, market acceptance of and demand for Amphotec will depend largely on the following factors:

  •
  Acceptance by physicians of Amphotec as a safe and effective therapy for invasive aspergillosis: Since Amphotec has been without promotion and medical support in the United States for the last three years, competitors have spent considerable time positioning Amphotec in an unfavorable light within the medical community as inferior due to more infusion-related side effects, including high levels of chills and fever, relative to some other liposomal formulations of amphotericin.

  •
  Pricing of alternative products: Competitive products may be discounted in the future by competitors to limit Amphotec's market penetration.

  •
  Prevalence and severity of adverse side effects associated with Amphotec: The most frequent infusion-related events after initial dosages are chills and fever.

If we are unable to complete the transition of commercial manufacturing of Actimmune on a timely basis or at an acceptable cost, we may be unable to meet demand for Actimmune and may lose potential revenues.

    We are presently transitioning from Genentech to Boehringer Ingelheim Austria GmbH for the manufacture of commercially marketed Actimmune. We expect to complete this transition during the first quarter of 2002. Our commercial supply agreement with Genentech expired in May 2001. We expect that the final supply of commercial product that we received from Genentech in 2001 will meet our needs for commercial supply during the transition. In September 2001, the FDA approved a BLA that enables Boehringer Ingelheim to succeed Genentech as our commercial supplier of Actimmune. We believe that during the transition of our commercial product manufacturing from Genentech to Boehringer Ingelheim during the first quarter of 2002 we will receive sufficient supply of commercial product from Boehringer Ingelheim to meet our needs. However, if we do not receive sufficient quantities of commercial Actimmune from Boehringer Ingelheim during or after the transition, we may experience a shortage of commercial supply, which would have a material and adverse effect on our revenues, business and financial prospects.

If we are unable to contract with third parties to manufacture Infergen or Amphotec in sufficient quantities, on a timely basis or at an acceptable cost, we may be unable to meet demand for Infergen or Amphotec and may lose potential revenues.

    We do not have the resources, facilities or experience to manufacture Infergen or Amphotec ourselves. We must depend on third parties with FDA-approved manufacturing facilities for the manufacture of Infergen and Amphotec for preclinical, clinical and commercial purposes. Under our June 2001 agreement with Amgen by which we license Infergen, Amgen is obligated to manufacture and supply Infergen to us for our sales in the United States and Canada. These supply obligations will continue until such time as the manufacture of Infergen is transferred to a third party or to us, the license agreement terminates, or January 1, 2015, whichever occurs first. We are obligated under the license agreement with Amgen to seek regulatory approval for any newly designed labels reflecting that we market the product in the United States and Canada. We presently have an agreement with Ben Venue Laboratories, Inc. for the manufacture of Amphotec for all purposes. The agreement with Ben Venue expires in December 2001. We are negotiating with Ben Venue to renew the agreement. If we are unable to negotiate a renewal of our current agreement with Ben Venue or a replacement agreement for the manufacture of Amphotec on commercially reasonable terms, we will experience a shortage of supply of Amphotec and decreased revenues, which would have a material and adverse effect on our revenues, business and financial prospects.

If the FDA withdraws its approval of our products for any disease for which they have been approved, we could no longer market our products for that disease, and our revenues would decline.

    The FDA and foreign regulatory authorities may impose significant restrictions on the use or marketing of our products or impose ongoing requirements for post-marketing studies. Later discovery of previously unknown problems with any of our products or their manufacture may result in further restrictions, including withdrawal of the product from the market. Our existing approvals for diseases, and any new approval for any other disease that we have targeted, if granted, could be withdrawn for failure to comply with regulatory requirements. If approval for a disease was withdrawn, we could no longer market the product for that disease. In addition, governmental authorities could seize our inventory of any of our products, or force us to recall any product already in the market if we fail to comply with strictly enforced FDA or other governmental regulations.

If product liability lawsuits are brought against us, we may incur substantial liabilities.

    The testing, marketing, and sale of medical products entail an inherent risk of product liability. If product liability costs exceed our liability insurance coverage, we may incur substantial liabilities. Whether or not we were ultimately successful in product liability litigation, such litigation would consume substantial amounts of our financial and managerial resources, and might result in adverse publicity, all of which would impair our business. We may not be able to maintain our clinical trial insurance or product liability insurance at an acceptable cost, if at all, and this insurance may not provide adequate coverage against potential claims or losses.

Failure to attract, retain and motivate skilled personnel and cultivate key academic collaborations will delay our product development programs and our business development efforts.

    We had 159 employees as of November 30, 2001, and our success depends on our continued ability to attract, retain and motivate highly qualified management and scientific personnel and on our ability to develop relationships with leading academic scientists. Competition for personnel and academic collaborations is intense. We are highly dependent on our current management and key scientific and technical personnel, including W. Scott Harkonen, our Chief Executive Officer, President and Chairman of our board of directors, as well as the other principal members of our management. Our success will depend in part on retaining the services of our existing management and key personnel and attracting and retaining new highly qualified personnel. In addition, we may need to hire additional personnel and develop additional collaborations as we continue to expand our research and development activities. We do not know if we will be able to attract, retain or motivate personnel or cultivate academic collaborations. Our inability to hire, retain or motivate qualified personnel or cultivate academic collaborations would harm our business and hinder the planned expansion of our business.

If we fail to obtain the capital necessary to fund our operations, we will be unable to successfully execute our business plan.

    We believe that our existing cash, cash equivalents, short-term investments and cash flow from revenues will be sufficient to fund our operating expenses, debt obligations and capital requirements under our current business plan through at least the end of 2004. We expect capital outlays and operating expenditures to increase over the next several years as we expand our infrastructure and research and development activities. We may need to spend more money than currently expected because we may need to change our product development plans or product offerings to address difficulties encountered in clinical studies or preparing for commercial sales for new diseases. We have no committed sources of capital and do not know whether additional financing will be available when needed, or, if available, that the terms will be favorable to our stockholders or us. If additional funds are not available, we may be forced to delay or terminate clinical trials, curtail operations or obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights or potential markets or grant licenses on terms that are not favorable to us. If adequate funds are not available, we will not be able to execute our business plan.

If we continue to incur net losses for a period longer than we anticipate, we may be unable to continue our business.

    We have lost money since inception, and our accumulated deficit was approximately $80.9 million at September 30, 2001. We expect to incur substantial additional net losses for at least the next three to five years. The extent of our future net losses and the timing of our profitability are highly uncertain, and we may never achieve profitable operations. We are planning to expand the number of diseases for which our products may be marketed, and this expansion will require significant expenditures. To date, we have generated revenues primarily through the sale of Actimmune. After consideration of the direct costs of marketing Actimmune and royalties we must pay to Genentech on sales of Actimmune, we do not currently generate significant operating profits on those sales. If the time required to achieve profitability is longer than we anticipate, we may not be able to continue our business.

Other Risks

Our indebtedness and debt service obligations may adversely affect our cash flow.

    Our annual debt service obligations on our 5.75% convertible subordinated notes due July 15, 2006 are approximately $8.6 million per year in interest payments. We intend to fulfill our debt service obligations both from cash generated by our operations and from our existing cash and investments. If we are unable to generate sufficient cash to meet these obligations and need to use existing cash or liquidate investments in order to fund our debt service obligations, we may have to delay or curtail research and development programs.

    We may add additional lease lines to finance capital expenditures and may obtain additional long-term debt and lines of credit. If we issue other debt securities in the future, our debt service obligations will increase further.

    Our indebtedness could have significant additional negative consequences, including:

  •
  requiring the dedication of a substantial portion of our expected cash flow from operations to service our indebtedness, thereby reducing the amount of our expected cash flow available for other purposes, including capital expenditures;

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  limiting our ability to obtain additional financing;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

  •
  placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

If a change in control occurs, we may be required to redeem our 5.75% convertible subordinated notes due 2006.

    If there is a change in control of our company, the holders of our 5.75% convertible subordinated notes due 2006 may require us to redeem some or all of the notes. Although the indenture governing the notes allows us in certain circumstances to pay the redemption price in shares of our common stock, if a change in control were to occur, we may not have sufficient funds to pay the redemption price for all the notes tendered. There is no sinking fund for the notes.

If our officers, directors and certain stockholders choose to act together, they may be able to significantly influence our management and operations, acting in their best interests and not necessarily those of other stockholders.

    As of November 30, 2001, our directors, executive officers and greater than 5% stockholders and their affiliates beneficially owned approximately 37.0% of our issued and outstanding common stock. Accordingly, they collectively may have the ability to significantly influence the election of all of our directors and to significantly influence the outcome of corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders.

We have implemented anti-takeover provisions which could discourage, prevent or delay a takeover, even if the acquisition would be beneficial to our stockholders.

    The existence of our stockholder rights plan and provisions of our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders. These provisions:

  •
  establish a classified board of directors so that not all members of our board may be elected at one time;

  •
  authorize the issuance of up to 5,000,000 shares of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and hinder a takeover attempt;

  •
  limit who may call a special meeting of stockholders;

  •
  prohibit stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

  •
  establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon at stockholder meetings.

    In addition, Section 203 of the Delaware General Corporation Law, which prohibits business combinations between us and one or more significant stockholders unless specified conditions are met, may discourage, delay or prevent a third party from acquiring us.

Our stock price may be volatile, and your investment in our stock could decline in value.

    The trading price of our common stock has been and is likely to continue to be extremely volatile. Our stock price could be subject to wide fluctuations in response to a variety of factors, including the following:

  •
  actual or anticipated variations in quarterly operating results;

  •
  adverse results or delays in clinical trials;

  •
  announcements of technological innovations;

  •
  our failure to commercialize additional FDA-approved products;

  •
  our decision not to initiate a planned clinical trial;

  •
  new products or services offered by us or our competitors;

  •
  changes in financial estimates by securities analysts;

  •
  announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

  •
  sales of common stock; and

  •
  other events or factors, many of which are beyond our control.

    In addition, the stock market in general, and the Nasdaq National Market and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would harm our business.

Substantial sales of shares may impact the market price of our common stock.

    If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, the market price of our common stock may decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We are unable to predict the effect that sales may have on the then prevailing market price of our common stock.

    We have filed a registration statement covering shares of common stock issuable upon exercise of options and other grants pursuant to our stock plans. In addition, the holders of common stock that are parties to our amended and restated investor rights agreement are entitled to registration rights.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus and the documents we have filed with the SEC that are included or incorporated by reference in this prospectus contain forward-looking statements that do not convey historical information, but relate to predicted or potential future events, such as statements of our plans, strategies and intentions, or our future performance or goals for our product development programs. These statements can often be identified by the use of forward-looking terminology such as "believe," "expect," "intend," "may," "will," "should," "would," "could," "plans" or "anticipate" or the negative of such terms or other similar terminology. These statements include, but are not limited to, statements regarding: our proposed clinical development efforts or product candidates; our plans regarding commercialization of our product candidates; use of proceeds from this registration; operating cash burn rates relating to us as a whole; sufficiency of our resources to fund our operating and capital requirements; plans regarding agreements with third parties including collaborators and manufacturing or supply partners; and plans with respect to our proposed new headquarters. The statements involve known and unknown risks and uncertainties and are based on various assumptions. Investors and prospective investors are cautioned that these statements are only projections. Any forward-looking statement is intended to speak only as of the date on which the statement is made.

    Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from these anticipated in the forward-looking statements due to a number of factors, including those set forth under "Risk Factors." The factors set forth under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of accuracy, performance or achievements. Moreover, we do not assume responsibility for the accuracy and completeness of such statements. We caution readers not to place undue reliance on such statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

    Except as described in any prospectus supplement, we anticipate using the net proceeds from the sale of the common stock offered hereby for clinical development, commercialization of our existing products, working capital, in-licensing or acquisition of preclinical and development stage programs and FDA-approved products and general corporate purposes.

    We will retain broad discretion over the use of the net proceeds from the sale of the common stock offered hereby. The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of our research and development efforts, technological advances and the competitive environment for our products. We also might use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. We are not currently planning any acquisition, and no portion of the net proceeds has been allocated for any specific acquisition.

    Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

PLAN OF DISTRIBUTION

    We may sell the common stock through underwriters or dealers, through agents, or directly to one or more purchasers. The prospectus supplement will describe the terms of the offering of the common stock, including:

  •
  the name or names of any underwriters, if any;

  •
  the purchase price of the common stock and the proceeds we will receive from the sale;

  •
  any over-allotment options under which underwriters may purchase additional common stock from us;

  •
  any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or market on which the common stock may be listed.

    Only underwriters named in the prospectus supplement are underwriters of the common stock offered by the prospectus supplement.

    If underwriters are used in the sale, they will acquire the common stock for their own account and may resell the stock from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the common stock will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the shares of common stock offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

    We may sell common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of common stock and we will describe any commissions we will pay the agent in the prospectus supplement.

    Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

    We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

    Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

    Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

    The validity of the shares of our common stock offered hereby will be passed upon for us by Cooley Godward LLP, Palo Alto, California.

EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements included in our Annual Report on Form 10-K/A for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

    We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement (of which this prospectus forms a part) on Form S-3 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to us and the shares of common stock offered hereby, reference is made to the registration statement, including the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where any contract is an exhibit to the registration statement, each statement with respect to the contract is qualified in all respects by the provisions of the relevant exhibit, to which reference is hereby made.

    You may read and copy any document we file with the SEC at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. You may call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to incorporate into this prospectus information that we file with the SEC in other documents, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference is automatically updated and superseded if such information is contained in this prospectus, or information that we later file with the SEC, modifies and replaces such information.

    We incorporate by reference the following documents we have filed with the SEC:

  •
  our annual report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on March 29, 2001 and amended on Form 10-K/A on April 4, 2001;

  •
  our quarterly reports on Form 10-Q for the quarters ended March 31, 2001 (filed with the SEC on May 15, 2001), June 30, 2001 (filed with the SEC on August 3, 2001) and September 30, 2001 (filed with the SEC on November 13, 2001);

  •
  the current reports on Form 8-K we filed with the SEC on January 19, 2001, March 29, 2001, April 27, 2001, June 18, 2001, June 29, 2001, July 10, 2001, July 18, 2001 and September 19, 2001; and

  •
  the description of our common stock, which is registered under Section 12 of the Exchange Act in our registration statement on Form 8-A, filed on March 6, 2000 including any amendments or reports filed for the purpose of updating such description.

    All documents we have filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement but prior to effectiveness of the registration statement and after the date of this prospectus but prior to termination of the offering will become a part of this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus call or write Vice President and Chief Financial Officer, InterMune, Inc., 3280 Bayshore Boulevard, Brisbane, CA 94005, telephone (415) 466-2200. We will not send exhibits to the documents unless those exhibits have been specifically incorporated by reference in this prospectus.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

    The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the offering of the common stock being registered. All the amounts shown are estimates, except for the registration fee.

SEC registration fee	$35,850
Accounting fees and expenses	10,000
Legal fees and expenses	100,000
Printing and miscellaneous expenses	99,150

Total	$245,000

Item 15. Indemnification of Officers and Directors

    As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of duty of loyalty to us or to our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived an improper personal benefit.

    Our amended and restated certificate of incorporation further provides that we must indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

    We have entered into indemnification agreements with each of our directors and officers. These agreements, among other things, require us to indemnify each director and officer for some expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding, including any action by or in the right of InterMune, arising out of the person's services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

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Item 16. Exhibits

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement (1).
4.2	Amended and Restated Investor Rights Agreement, dated January 7, 2000 (2).
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

(1)
To be filed by amendment or as an exhibit to a current report of the registrant on Form 8-K and incorporated herein by reference.

(2)
Filed as an exhibit to Registrant's registration statement on Form S-1 filed with the SEC on February 2, 2000 (File No. 333-96029) or amendments thereto and incorporated herein by reference.

Item 17. Undertakings

    The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  to include any prospectus required by Section 10(a)(3) of the Securities Act;

  (ii)
  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Forms S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities it offers, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of this offering.

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  (4)
  That: (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5)
  That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC this form of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brisbane, State of California, on December 21, 2001.

INTERMUNE, INC.
By:	/s/ W. SCOTT HARKONEN W. SCOTT HARKONEN President and Chief Executive Officer

POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints W. Scott Harkonen, Timothy P. Lynch and Stephen N. Rosenfield his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462) to this Registration Statement on Form S-3, and to any registration statement filed under Securities and Exchange Commission Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirement of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ W. SCOTT HARKONEN W. Scott Harkonen	President, Chief Executive Officer and Director (principal executive officer)	December 21, 2001
/s/ TIMOTHY P. LYNCH Timothy P. Lynch	Chief Financial Officer and Vice President (principal financial and accounting officer)	December 21, 2001
/s/ EDGAR ENGLEMAN Edgar Engleman	Director	December 21, 2001
/s/ JAMES I. HEALY James I. Healy	Director	December 21, 2001
/s/ WAYNE T. HOCKMEYER Wayne T. Hockmeyer	Director	December 21, 2001
/s/ JONATHAN S. LEFF Jonathan S. Leff	Director	December 21, 2001
/s/ JAY P. SHEPARD Jay P. Shepard	Director	December 21, 2001
/s/ NICHOLAS J. SIMON Nicholas J. Simon	Director	December 21, 2001

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INDEX TO EXHIBITS

Exhibit Number	Description of Document
1.1	Form of Underwriting Agreement (1).
4.2	Amended and Restated Investor Rights Agreement, dated January 7, 2000 (2).
5.1	Opinion of Cooley Godward LLP.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

(1)
To be filed by amendment or as an exhibit to a current report of the registrant on Form 8-K and incorporated herein by reference.

(2)
Filed as an exhibit to Registrant's registration statement on Form S-1 filed with the SEC on February 2, 2000 (File No. 333-96029) or amendments thereto and incorporated herein by reference.

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TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
INTERMUNE
RISK FACTORS
Risks Related to Our Business
Other Risks
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Officers and Directors
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS